Exhibit 10.2
AMENDMENT TO
STOCK PLEDGE AGREEMENT
THIS AMENDMENT TO STOCK PLEDGE AGREEMENT (this “Amendment”) is made and entered into as of March 19, 2010 by and between Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (“Debtor”) and HealthSport, Inc. a Delaware corporation (“Secured Party”).
RECITALS
WHEREAS, Debtor has purchased stock in Secured Party pursuant to that certain Stock Purchase Agreement dated November 6, 2009 by and between the parties (the “Stock Purchase Agreement”). In connection therewith, Debtor and Secured Party executed that certain Promissory Note dated as of December 1, 2009 (the “Note”), as well as that certain Stock Pledge Agreement dated as of December 1, 2009 (the “Stock Pledge”) and that certain Escrow Agreement dated as of December 1, 2009 (collectively, all such documents, the “Stock Purchase Documents”);
WHEREAS, in connection with the execution of Amendments to each of the Note and Stock Purchase Agreement of even date herewith, Debtor and Secured Party desire to amend the terms of the Stock Pledge as set forth herein;
NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:
1. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Stock Pledge.
2. Release of Shares from the Pledge. Section 3 of the Stock Pledge is hereby amended and restated in its entirety as follows:
Section 3. Release of Shares from the Pledge. The security interest and pledge created by this Agreement shall continue in effect so long as any Secured Obligation is owed to Secured Party. The Shares shall be released from the pledge, and certificates representing the amount of the released Shares shall be delivered from the Escrow Agent to the Debtor, free and clear of any liens or encumbrances imposed by this Agreement, as follows:
a)	3,333,333 shares upon payment of the $500,000 payment under the Note due on November 15, 2009;
b)	13,666,667 shares upon payment of the $2,050,000 payment under the Note due on May 15, 2010;

c)	16,666,667 shares upon payment of the $2,500,000 payment under the Note due on July 15, 2010; and
d)	19,666,667 shares on payment of all remaining amounts due under the Note, at which point the Escrowed Resignations shall be released from the escrow and delivered to Debtor.
In the event that Debtor makes any payments to Secured Party or for the benefit of Secured Party as contemplated under Sections 2A or 10 of the Note, as amended, Debtor shall have the right to demand the early release of the Shares from the pledge, and certificates representing the amount of the early release Shares shall be delivered from the Escrow Agent to the Debtor, free and clear of any liens or encumbrances imposed by this Agreement, promptly after such demand.
3. Limited Recourse Indebtedness. Section 11 of the Stock Pledge is hereby amended and restated in its entirety as follows:
Section 11. Limited Recourse Indebtedness. Subject only to Section 10 of the Note, as amended, and notwithstanding any other provision of this Agreement, any related agreement or document or any applicable law or provision of the UCC, Secured Party (and its successors and assigns) by acceptance of this Agreement agrees that (i) no action based on an Event of Default under this Agreement other than a foreclosure action under this Agreement shall be brought against Debtor, its principals, members, officers, managers, employees, agents or other affiliates (collectively, the “Nonrecourse Parties”), (ii) in any action to foreclose the Security Interest, the Nonrecourse Parties shall not be liable for any deficiency between the amount due and payable under the Secured Obligations and the proceeds of any foreclosure sale, and (iii) no deficiency or other money judgment (other than a foreclosure judgment) will be sought against one or more Nonrecourse Parties based on an Event of Default under this Agreement. Further, except as expressly stated herein, nothing contained in this Section shall be deemed to release or impair any part of the Secured Obligations or the Security Interest or to limit or otherwise prejudice in any manner the rights of Secured Party to foreclose the Security Interest under this Agreement or to enforce any rights or remedies provided under the Secured Obligations or this Agreement.
4. Counsel. The parties hereby acknowledge that (i) Keller Rohrback P.L.C. has represented only Debtor in connection with the Stock Purchase Documents and this Amendment; and (ii) Secured Party has been represented by other legal counsel in connection with the Stock Purchase Documents and this Amendment.
5. Conflicts; Reaffirmation; Waiver. In the event of any conflict or inconsistency between the provisions of the Stock Purchase Documents and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent expressly amended hereby, all terms and conditions of the Stock Purchase Documents shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof. Secured Party hereby acknowledges and agrees that no events of default of Debtor have occurred, or exist as of the date first set forth above, under the Note and the other Stock Purchase Documents.

6. Governing Law; Jursidiction. THIS AMENDMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Amendment. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Amendment to a court that has jurisdiction over the subject matter of such litigation and the parties to this Amendment.
7. Additional Acts and Assurances. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Amendment, including without limitation amending any Stock Purchase Document as may be necessary to reflect the revised provisions as set forth herein.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal as of the date first above written.

Debtor: Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company
By:	Ferrel Raskin
Its: Chief Executive Officer

Secured Party: HealthSport, Inc. a Delaware corporation
By:	Robert Davidson
Its: President

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